As filed with the Securities and Exchange Commission on November 10, 2004

                                                     Registration No. 333-118397

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          INTERNET COMMERCE CORPORATION
       ------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Delaware                                          13-3645702
  (State or other jurisdiction of                             (I.R.S. Employer
   incorporation or organization)                            Identification No.)


                                805 Third Avenue
                            New York, New York 10022
                                 (212) 271-7640
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               THOMAS J. STALLINGS
                             Chief Executive Officer
                          INTERNET COMMERCE CORPORATION
                                805 Third Avenue
                            New York, New York 10022
                                 (212) 271-7640
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                     (Name, address, including zip code, and
          telephone number, including area code, of agent for service)

                                   Copies to:

          GLEN SHIPLEY                             PETER S. KOLEVZON, ESQ.
    Chief Financial Officer                  Kramer Levin Naftalis & Frankel LLP
 Internet Commerce Corporation                        919 Third Avenue
  6801 Governors Lake Parkway       -and-       New York, New York 10022-3903
           Suite 110                                  (212) 715-9100
       Norcross, GA 30071
          678-533-8004

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      Approximate date of commencement of proposed sale to the public: at such time or times after the effective date of this Registration Statement as the selling stockholders may determine.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|



      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

      Preliminary Prospectus, Subject to Completion, dated November 10, 2004



                          INTERNET COMMERCE CORPORATION

      This prospectus will be used by selling stockholders to resell all or a portion of the 1,941,409 shares of our class A common stock issued in connection with our acquisition of Electronic Commerce Systems, Inc. on June 22, 2004.

      Our class A common stock is traded on the Nasdaq SmallCap Market under the symbol "ICCA." On November 9, 2004, the last sale price for the class A common stock was $.85. From October 20, 2004 through November 9, 2004, the bid price for our class A common stock was less than $1.00 per share. If our class A common stock fails to maintain a minimum bid price of $1.00 for 30 consecutive trading days, it may no longer be eligible for trading in The Nasdaq SmallCap Market.

      Any selling stockholder may sell the class A common stock on the Nasdaq SmallCap Market or any other stock exchange, market or other trading facility on which the shares are traded or in privately negotiated transactions, whenever it decides and at the price it sets. The price at which any of the shares of class A common stock are sold and the commissions paid, if any, may vary from transaction to transaction. We will not receive any proceeds from the sale of these shares.

      This investment involves a high degree of risk. You should carefully consider the risk factors beginning on page 6 of this prospectus before you decide to invest.

      THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is November __, 2004

       Important Notice about the Information Presented in this Prospectus

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. The business, financial condition, results of operations and prospects of ICC may have changed since that date.

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

PROSPECTUS SUMMARY...........................................................3
FORWARD LOOKING INFORMATION..................................................5
RISK FACTORS.................................................................6
  Risks Relating to ICC......................................................6
  Risks Relating to the Internet and Online Commerce
    Aspects of Our Business..................................................9
  Risks Relating to our Class A Common Stock................................10
RECENT DEVELOPMENTS.........................................................11
USE OF PROCEEDS.............................................................11
DESCRIPTION OF TRANSACTION..................................................11
SELLING STOCKHOLDERS........................................................12
PLAN OF DISTRIBUTION........................................................13
DESCRIPTION OF SECURITIES...................................................14
  Common Stock..............................................................14
  Preferred Stock...........................................................15
  Warrants..................................................................16
  Delaware Law and Certificate of Incorporation and Bylaw
    Provisions..............................................................17
  Transfer Agent and Registrar..............................................18
LEGAL MATTERS...............................................................18
EXPERTS.....................................................................18
WHERE YOU CAN FIND MORE INFORMATION.........................................18
INFORMATION NOT REQUIRED IN PROSPECTUS....................................II-1
SIGNATURES................................................................II-5
EXHIBIT INDEX.............................................................II-6

                               PROSPECTUS SUMMARY

      This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before purchasing shares of our class A common stock. You should read the entire prospectus carefully, including Risk Factors beginning on page 6 of this prospectus, before making an investment decision.

                          Internet Commerce Corporation

      References in this prospectus to "ICC," "we," "us" and "our" refer to Internet Commerce Corporation and our wholly-owned subsidiaries on a consolidated basis, unless otherwise stated.

      Internet Commerce Corporation uses the Internet for business-to-business
(B2B) e-commerce solutions. Our customers rely on our solutions, expertise and support to help balance cost, fit and function required to meet their individual requirements for coordinating communications with their trading partners in compliance with the specifications of their trading partners. We are a provider of business-to-business solutions to businesses, regardless of size and level of technical sophistication. We help enable our customers' strategies to conduct business electronically.

      Organizationally, our operations are comprised of two segments:

      o     ICC.NET(TM) segment

      o     Service Bureau segment

      These segments are complementary to each other and support our ability to provide solutions to many different kinds of enterprises, from sole proprietorships to large corporations, operating in a variety of industries and business model formats.

      ICC combines knowledge of procurement processes, expertise in electronic data interchange (EDI), and capabilities of the Internet for business-to-business transaction workflows. By using the Internet for business-to-business e-commerce solutions, we exploited the Internet's capabilities to enable trading partners to exchange information just as the Internet was entering mainstream commerce. We were able to offer e-commerce solutions with significantly more user benefits at a lower price than the competition.

      Initially, we offered complementary products and services designed to enable paperless electronic commerce among trading partners. Our flagship service, the ICC.NET value added network (VAN), was the mechanism to launch and grow our revenues.

      Through July 2000, we were entirely focused on ICC.NET VAN services that allowed for the secure exchange of business-to-business electronic forms and data files. Recognizing that the market required a more complete range of services, we made two acquisitions during fiscal year 2001, as follows:

      o We acquired Intercoastal Data Corporation (IDC) in August 2000 for its service bureau; and

      o We acquired Research Triangle Commerce Incorporated (RTCI) in November 2000 for its professional services.

      These acquisitions enabled us to offer a range of services to support customers seeking to expand their e-commerce trading communities and to bridge legacy systems to the Internet. With these newly acquired businesses, we were able to offer complementary services that furthered our image in the industry and expanded our business model.

      In the year ended July 31, 2004, we began to realign our business with the cessation of a non-profitable service and the investment in a strategic growth opportunity.

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

      o We ceased providing our e-commerce and electronic data interchange education and training services in February 2004.

      o We acquired Electronic Commerce Systems, Inc. (ECS) in June 2004 for its service bureau and software products.

      With the ECS acquisition, our focus broadened from selling VAN services and we expanded our ability to provide e-commerce solutions.

ICC.NET Segment

      Network Services. ICC.NET is a complete VAN solution which meets electronic data interchange requirements in a secure, reliable, available and flexible environment - all at an affordable price to enable the movement of information seamlessly and efficiently and expedite transaction processing regardless of file size, communication protocol or data format.

      Managed Services. We offer a wide-range of Managed Services to simplify business-to-business connectivity, including the management of initiatives and programs and facilitation of the on-going alignment within business strategies.

      Consulting and Professional Services. We offer consulting and professional services that assist customers with all phases of an e-commerce communication and connectivity initiative, including planning, analyzing, designing and constructing solutions.

Service Bureau Segment

      EC Service Center. At our EC Service Center, our professionals serve as an extension of our customers' organizations by performing activities that enable participation in the extended supply chain, including:

      o EDI-to-Fax - We receive our customers' electronic formatted information, convert it into a fax-readable file and route that information to our customers' fax machines or email accounts.

      o Fax-to-EDI - When the customers are ready to respond, we receive their information via a fax or email. That information is then entered into a Web form and transmitted to the trading partner in a format that is consistent with trading partner specifications.

      o Labels - For suppliers who are required to send an Advanced Ship Notice to comply with retailers' requirements, we generate and print UCC-128 case labels. Those printed labels are sent to our customers so they can be applied to the cartons that will be shipped to a retailer. We also print UPC stickers, tickets and hang tags for our customers.

      o UPC Catalog - We update on-line UPC catalogs for our customers. Once we have received our customer's electronic or hard-copy product information, we use that information to generate the necessary EDI transaction and send it to the catalog service provider. Through this process, our customer's product information is added, updated or deleted from the UPC catalog.

      Software Solutions. We also offer software solutions that are designed to enable the management and exchange of vital information between trading partners and that address a range of requirements for operations within the extended supply chain. The applications operate on Microsoft Windows computing platforms, feature "plug-and-play" installation, inter-operate with many pre-packaged accounting systems and integrate easily to existing processes.

      Hosted Web Applications. We also offer hosted Web applications, giving our customers an alternative to operating and supervising an electronic data interchange environment. Simply by accessing a Web browser, our customers have the technology required to participate in electronic data interchange with their trading partners.

      Global Data Synchronization. At the end of fiscal year 2004, we launched a solution that leverages the services offered in both our business segments to capitalize on a supply chain initiative, commonly referred to as Global Data Synchronization, to eliminate the inefficient and error-prone approaches for exchanging and updating item information in buyer and seller systems. Our broad range of solutions to address Global Data Synchronization meet the needs of customers of all sizes in retail, distribution and manufacturing industries. As a certified UCCnet(TM) Solution Partner, we have completed a certification process to ensure standards-compliance, technical expertise, solution requirements and implementation tasks in accordance with UCCnet standards.

      Our principle executive offices are located at 805 Third Avenue, Ninth Floor, New York, New York 10022, and our telephone number at that location is 212-271-7640. We plan to relocate our executive offices to Atlanta, Georgia in January 2005.

                                  The Offering

      On June 22, 2004, we completed the acquisition of ECS. In accordance with the terms of the Agreement and Plan of Merger, dated May 25, 2004, ICC Acquisition Corporation, Inc., a Georgia corporation and our wholly owned subsidiary, merged with and into ECS and ECS became our wholly owned subsidiary. We issued a total of 1,941,409 shares of our class A common stock in connection with the acquisition of ECS, of which 345,183 shares were issued in exchange for $471,171.59 of outstanding debt ECS owed to certain of its shareholders and in payment of ECS's legal fees.

      This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the Securities and Exchange Commission, to satisfy our obligations to the recipients of the shares of class A common stock we issued in connection with the acquisition of ECS as described above. Accordingly, this prospectus covers the resale by the selling stockholders of the 1,941,409 shares of class A common stock issued in connection with our acquisition of ECS.

      Investing in our securities involves risks. You should carefully consider the information under "Risk Factors" beginning on page 6 of this prospectus and the other information included in this prospectus before investing in our securities.

                           FORWARD LOOKING INFORMATION

      This prospectus contains a number of "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Specifically, all statements other than statements of historical facts included or incorporated in this prospectus by reference regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management, as well as assumptions made by and information currently available to management. When used in this prospectus, including the information incorporated by reference, the words "anticipate," "believe," "estimate," "expect," "may," "hope," "will," "continue" and "intend," and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These cautionary statements reflect our current view regarding future events and are subject to risks, uncertainties and assumptions related to various factors which include but may not be limited to those listed under the heading Risk Factors beginning on page 6 of this prospectus and other cautionary statements in this prospectus and in the information incorporated in this prospectus by reference

      Although we believe that our expectations are reasonable, we cannot assure you that our expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in this prospectus as anticipated, believed, estimated, expected, hoped, intended or planned.

                                  RISK FACTORS

      You should carefully consider each of the following risk factors in addition to the other information contained in this prospectus before purchasing shares of our class A common stock. Investing in our class A common stock involves a high degree of risk. Any of the following risks could materially and adversely affect our business, operating results, financial condition and the market price of our class A common stock and could result in the complete loss of your investment.

Risks Relating to ICC

      We have never earned a profit, may incur losses in the future and cannot assure that we will be profitable in the future on an operating basis or otherwise. We have incurred significant losses since we were founded in 1991. We have never earned a profit in any fiscal quarter and, as of July 31, 2004, we had an accumulated deficit of approximately $86 million.

      Our primary focus has been on growing VAN service. The success of our VAN service, as well as the success of our other services, depends to a large extent on the future of business-to-business electronic commerce, our ability to effectively compete in the marketplace and our ability to earn a profit, each of which is uncertain. In particular, the success of the VAN service depends on the number of customers that subscribe to our VAN service, the volume of the data, documents or other information they send or retrieve utilizing this service and the price we are able to charge for this service.

      Over the past year, the VAN business has become significantly more price competitive, with major networks restructuring to reduce their overhead and other costs to better compete against Internet-based networks such as our ICC.NET service. While we have been successful in maintaining, and in fact have improved, our margins and we have increased the volume of data transmitted through our VAN, we have experienced price erosion in competing for larger customers. Although we expect to continue to add new customers and increase the volume of data transmitted through our service, we do not expect our revenue from VAN services to continue to grow as rapidly as in the past. If our revenues grow at a slower rate than we anticipate, or decrease, and we are unable to adjust spending in a timely manner or if our expenses increase without commensurate increases in revenues, our operating results will suffer and we may not ever achieve profitability.

      We acquired ECS in June 2004 and expect to focus more on our Service Bureau in the future. While we believe that the Service Bureau is approaching profitability, we cannot be certain that it will ever generate significant profits.

      We may not be able to compete effectively in the business-to-business electronic commerce market, which could limit our market share and harm our financial performance. We face a significant number of competitors, ranging from very large enterprises or divisions of very large companies to a number of relatively small organizations, including:

      o Corporate IT departments of current customers or prospects who are capable of internal solution development and support;

      o Large corporations with broad and diverse offerings, including a division that offers business-to-business information exchange services, such as IBM;

      o Large e-Commerce business-to-business vendors with a broad array of offerings, including GXS, Sterling Commerce and Inovis; and

      o Small companies developing a core competence in a particular industry, including companies such as Pubnet in the publishing industry and Covisint in the automotive industry.

      These competitors are diverse in terms of their histories, business models, corporate strategies, financial strength, name recognition, company reputation, customer base and breadth of offerings.

      Many of our large competitors have more history, significantly greater financial resources, larger customer bases and more easily recognized names than we do. As a result, our competitors may be able to respond more quickly to changing technology and changes in customer requirements or be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential customers and employees, or be able to devote greater resources to the development, promotion and sale of their services than we can. As a result, we may not be successful in competing against our competitors.

      The principal competitive factors affecting our market for products and services are:

      o     Compliance with industry standards;
      o     Functionality and features of offerings;
      o     Level of customer and technical support;
      o     Price of offerings;
      o     Reliability, security and availability of services;
      o     Technical and industry expertise; and
      o     Vendor and offering reputations.

      New competition is emerging in the form of web services networks, collaborative applications, application service providers, e-marketplaces and integration broker suites. ICC has enhanced its technologies to communicate with these AS2-based technologies. As described above, we have developed new product and service offerings (AS2 and Data Synchronization) to improve our value proposition; however, there can be no assurance that these new product and service offerings will compete effectively and generate any significant revenues. Competitors providing these alternatives include Cyclone Corporation and Inovis. They offer software solutions that utilize the Internet to transmit data between trading partners. We believe that the high cost of implementation and the ongoing costs of supporting a company's trading partners are a barrier to the wider acceptance of their product offerings in the marketplace.

      Our catalog service competes with Quick Response Systems Corporation, or QRS. QRS and Global eXchange Services have dominated the catalog service industry for more than ten years, but we believe that our catalog pricing and functionality may create competitive advantages for our service.

      Furthermore, we rely on many of our competitors to interconnect with our service to promote an "open community" so all businesses can take advantage of the efficiencies of EDI, no matter what network they choose as their provider. In September 2001 and April 2002, two of our competitors, GXS and Sterling Commerce, terminated existing interconnect agreements with us and we made alternative arrangements to serve our customers.

      If we do not keep pace with rapid technological changes, customer demands and intense competition, we will not be successful. Our market is characterized by rapidly changing technology, customer demands and intense competition. The satisfactory performance, reliability and availability of our network infrastructure, customer support and document delivery systems and our web site are critical to our reputation and our ability to attract customers and maintain adequate customer service levels. If we cannot keep pace with these changes, and maintain the performance and reliability of our network, our ICC.NET VAN service could become uncompetitive and our business will suffer. The Internet's recent growth and the intense competition in our industry require us to continue to develop strategic business and Internet solutions that enhance and improve the customer service features, functions and responsiveness of our ICC.NET and other proposed services and that keep pace with continuing changes in information technology and customer requirements. As indicated above, we have developed new product and service offerings (AS2 and Data Synchronization) to improve our value proposition and have incorporated this communication methodology into our standard network services and are achieving success in stemming a migration of our customers' network traffic to those who could otherwise purchase an AS2 software offering. Furthermore, we are actively searching for ways to expand our business and the products and services we offer to keep pace with the rapidly changing technology, customer demands and intense competition. However, there can be no assurance that we will be able to keep pace with these changes and if we are not successful in developing and marketing enhancements to our ICC.NET VAN or other proposed services that respond to technological change or customer demands, our business will suffer.

      If we are unable to obtain necessary future capital, our business will suffer. As of July 31, 2004, we had unrestricted cash in the amount of approximately $3,790,000. We may need to raise additional funds if competitive pressures or technological changes are greater than anticipated, if we are unable to increase revenue at anticipated rates, if our expenses increase significantly or if our customers delay payment of our receivables. We cannot assure you that any additional financing will be available on reasonable terms or at all. Raising additional funds in the future by issuing securities could adversely affect our stockholders and negatively impact our operating results. If we raise additional funds through the issuance of debt securities, the holders of the debt securities will have a claim to our assets that will have priority over any claim of our stockholders. The interest on these debt securities would increase our costs and negatively impact our operating results. If we raise additional funds through the issuance of class A common stock or securities convertible into or exchangeable for class A common stock, the percentage ownership of our then-existing stockholders will decrease and they may experience additional dilution. In addition, any convertible or exchangeable securities may have rights, preferences and privileges more favorable to the holders than those of the class A common stock.

      Failure of our third-party providers to provide adequate Internet and telecommunications service could result in significant losses of revenue. Our operations depend upon third parties for Internet access and telecommunications service. Frequent or prolonged interruptions of these services could result in significant losses of revenues. Each of them has experienced outages in the past and could experience outages, delays and other difficulties due to system failures unrelated to our online architecture. From the evening of April 6, 2004 until 6:00 a.m. on April 8, 2004, our network lost connectivity to the network of one of our interconnection service providers because of equipment failure at the supplier's data center. These types of occurrences could also cause users to perceive our services as not functioning properly and therefore cause them to use other methods to deliver and receive information. We have limited control over these third parties and cannot assure you that we will be able to maintain satisfactory relationships with any of them on acceptable commercial terms or that the quality of services that they provide will remain at the levels needed to enable us to conduct our business effectively.

      We may suffer systems failures and business interruptions that would harm our business. Our success depends in part on the efficient and uninterrupted operation of our service which is required to accommodate a high volume of traffic. Almost all of our network operating systems are located at the Securities Industry Automation Corporation, or SIAC. SIAC runs all computing operations for the New York Stock Exchange and the American Stock Exchange. Our systems are vulnerable to events such as damage from fire, power loss, telecommunications failures, break-ins and earthquakes. This could lead to interruptions or delays in our service, loss of data or the inability to accept, transmit and confirm customer documents and data. Our business may suffer if our service is interrupted. Although we have implemented network security measures, our servers may be vulnerable to computer viruses, electronic break-ins, attempts by third parties deliberately to exceed the capacity of our systems and similar disruptions.

      If we are unable to manage our growth, our financial results will suffer. Our ability to implement our business plan successfully in a new and rapidly evolving market requires effective planning and growth management. If we cannot manage our anticipated growth effectively, our business and financial results will suffer. We expect that we will need to continue to manage and to expand multiple relationships with customers, Internet service providers and other third parties. We also expect that we will need to continue to improve our financial systems, procedures and controls and will need to expand, train and manage our workforce, particularly our information technology and sales and marketing staffs.

      If we lose our net operating loss carryforward of approximately $78.5 million, our financial results will suffer. Section 382 of the Internal Revenue Code contains rules designed to discourage persons from buying and selling the net operating losses of companies. These rules generally operate by focusing on ownership changes among stockholders owning directly or indirectly 5% or more of the common stock of a company or any change in ownership arising from a new issuance of stock by a company. In general, the rules limit the ability of a company to utilize net operating losses after a change of ownership of more than 50% of its common stock over a three-year period. Purchases of our class A common stock in amounts greater than specified levels could inadvertently create a limitation on our ability to utilize our net operating losses for tax purposes in the future. We are currently subject to a limitation on the utilization of our net operating loss carryforward.

      If we cannot successfully expand our business outside of the United States, our revenues and operating results will be adversely affected. Our current and future customers are conducting their businesses internationally. As a result, one component of our business strategy is to expand our international marketing and sales efforts and if we do not successfully expand our business in this way, we may lose current and future customers.

      If we cannot hire and retain highly qualified employees, our business and financial results will suffer. We are substantially dependent on the continued services and performance of our executive officers and other key employees. If we are unable to attract, assimilate and retain highly qualified employees, our management may not be able to effectively manage our business, exploit opportunities and respond to competitive challenges and our business and financial results will suffer. Many of our competitors may be able to offer more lucrative compensation packages and higher-profile employment opportunities than we can.

      We depend on our intellectual property, which may be difficult and costly to protect. If we fail to adequately protect our proprietary rights, competitors could offer similar products relying on technologies we developed, potentially harming our competitive position and decreasing our revenues. We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information and by relying on a combination of patent, copyright, trademark and trade secret laws. In addition, we enter into confidentiality agreements with our employees and certain customers, vendors and strategic partners. In some circumstances, however, we may, if required by a business relationship, provide our licensees with access to our data model and other proprietary information underlying our licensed applications.

      Despite the precautions we take, it may be possible for unauthorized third parties to copy aspects of our current or future products or to obtain and use information that we regard as proprietary. Policing unauthorized use of software is difficult, and some foreign laws do not protect proprietary rights to the same extent as United States laws. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others, any of which could be costly and adversely affect our operating results.

      Intellectual property infringement claims against us could harm our business. Our business activities and our ICC.NET service may infringe upon the proprietary rights of others and other parties may assert infringement claims against us. Any such claims and any resulting litigation could subject us to significant liability for damages and could invalidate our proprietary rights. We could be required to enter into royalty and licensing agreements, which may be costly or otherwise burdensome or which may not be available on terms acceptable to us.

Risks Relating to the Internet and Online Commerce Aspects of Our Business

      If Internet usage does not continue to grow or if its infrastructure fails, our business will suffer. If the Internet does not gain increased acceptance for business-to-business electronic commerce, the growth of our business will be adversely affected. We cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of transferring documents and data will continue to develop. The Internet infrastructure may not support the demands that growth may place on it and the performance and reliability of the Internet may decline.

      Privacy concerns may prevent customers from using our services. Concerns about the security of online transactions and the privacy of users may inhibit the growth of the Internet as a means of delivering business documents and data. We may need to incur significant expenses and use significant resources to protect against the threat of security breaches or to alleviate problems caused by security breaches. We rely upon encryption and authentication technology to provide secure transmission of confidential information. If our security measures do not prevent security breaches, we could suffer operating losses, damage to our reputation, litigation and possible liability. Advances in computer capabilities, new discoveries in the field of cryptography or other developments that render current encryption technology outdated may result in a breach of our encryption and authentication technology and could enable an outside party to steal proprietary information or interrupt our operations.

      Government regulation and legal uncertainties relating to the Internet could harm our business. Changes in the regulatory environment in the United States and other countries could decrease our revenues and increase our costs. The Internet is largely unregulated and the laws governing the Internet remain unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy and taxation apply to the Internet. In addition, because of increasing popularity and use of the Internet, any number of laws and regulations may be adopted in the United States and other countries relating to the Internet or other online services covering issues such as:

      o     user privacy;
      o     security;
      o     pricing and taxation;
      o     content; and
      o     distribution.

      Costs of transmitting documents and data could increase, which would harm our business and operating results. The cost of transmitting documents and data over the Internet could increase. We may not be able to increase our prices to cover these rising costs. Also, foreign and state laws and regulations relating to the provision of services over the Internet are still developing. If individual states or foreign countries impose taxes or laws that negatively impact services provided over the Internet, our cost of providing our ICC.NET and other services may increase.

Risks Relating to our Class A Common Stock

      Trading of our class A common stock is volatile. The closing price of our class A common stock has been very volatile in the past, ranging from a high of $2.55 to a low of $0.80 between January 1, 2003 and the date of this prospectus, and is likely to fluctuate substantially in the future. From October 20, 2004 through November 9, 2004, the bid price for our class A common stock was less than $1.00 per share. If our class A common stock fails to maintain a minimum bid price of $1.00 for 30 consecutive trading days, it may no longer be eligible for trading in The Nasdaq SmallCap Market.

      Shares eligible for future sale by our existing stockholders may adversely affect our stock price and may render it difficult to sell class A common stock. Between January 1, 2003 and October 2004, we registered on one or more registration statements, an aggregate of 9,897,817 shares of our class A common stock, which includes 3,016,917 shares of class A common stock issuable upon the exercise of warrants to purchase shares of class A common stock and 192,307 shares of class A common stock issuable upon conversion of our series D preferred stock. The market price of our class A common stock could be materially and adversely affected by sales of even a small percentage of these shares or the perception that these sales could occur.

      The market for our class A common stock may be illiquid, which would restrict the ability to sell shares of class A common stock. Our class A common stock is trading on the Nasdaq SmallCap Market. It is possible that the trading market for the class A common stock in the future will be thin and illiquid, which could result in increased volatility in the trading prices for our class A common stock. The price at which our class A common stock will trade in the future cannot be predicted and will be determined by the market. The price may be influenced by many factors, including investors' perceptions of our business, our financial condition, operating results and prospects, the use of the Internet for business purposes and general economic and market conditions.

      Our board of directors can issue preferred stock with rights adverse to the holders of class A common stock. Our board of directors is authorized, without further stockholder approval, to determine the provisions of and to issue up to 4,979,575 shares of preferred stock. Issuance of preferred shares with rights to dividends and other distributions, voting rights or other rights superior to the class A common stock could be adverse to the holders of class A common stock. In addition, issuance of preferred shares could have the effect of delaying, deterring or preventing an unsolicited change in control of our company, or could impose various procedural and other requirements that could make it more difficult for holders of our class A common stock to effect certain corporate actions, including the replacement of incumbent directors and the completion of transactions opposed by the incumbent Board of Directors. The rights of the holders of our class A common stock would be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. We are also subject to Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a business combination with any "interested" stockholder (as defined in Section
203) for a period of three years from the date the person becomes an interested stockholder, unless certain conditions are met.

      We may have to use significant resources indemnifying our officers and directors or paying for damages caused by their conduct. The Delaware General Corporation Law provides for broad indemnification by corporations of their officers and directors and permits a corporation to exculpate its directors from liability for their actions. Our bylaws and certificate of incorporation implement this indemnification and exculpation to the fullest extent permitted under this law as it currently exists or as it may be amended in the future. Consequently, subject to this law and to some limited exceptions in our certificate of incorporation, none of our directors will be liable to us or to our stockholders for monetary damages resulting from conduct as a director.

                               RECENT DEVELOPMENTS

      On June 22, 2004, we announced the completion of our acquisition of ECS. See "The Offering".

      On March 31, 2004, we announced a restructuring of our senior management. Mr. G. Michael Cassidy was appointed Chairman and President, Mr. Thomas J. Stallings was appointed Chief Executive Officer and Mr. Arthur R. Medici was appointed Chief Operating Officer. On June 14, 2004, Mr. Stallings was appointed to our Board of Directors. We also announced that our Board of Directors had accepted the resignation of Walter M. Psztur, our Chief Financial Officer. Michael Piccininni, our Corporate Controller, was appointed to fulfill the responsibilities of Chief Financial Officer while we searched for a new Chief Financial Officer. On October 14, 2004, Mr. John S. Simon, formerly a director of ECS, was appointed to our Board of Directors. On November 1, 2004, Mr. Glen Shipley was appointed Chief Financial Officer.

                                 USE OF PROCEEDS

      The selling stockholders are selling all the shares of class A common stock covered by this prospectus for their own account. We will not receive any proceeds from the sale of shares of class A common stock by the selling stockholders.

                           DESCRIPTION OF TRANSACTION

      On June 22, 2004, we completed our acquisition of Electronic Commerce Systems, Inc., a Georgia corporation. In accordance with the terms of the Agreement and Plan of Merger, dated May 25, 2004, ICC Acquisition Corporation, Inc., a Georgia corporation and our wholly owned subsidiary, merged with and into ECS and ECS became our wholly owned subsidiary. We issued a total of 1,941,409 shares of our class A common stock in connection with the acquisition of ECS, of which 345,183 shares were issued in exchange for $471,171.59 of outstanding debt ECS owed to certain of its shareholders and in payment of ECS's legal fees.

      We entered into a registration rights undertaking dated as of June 22, 2004 in favor of the recipients of the shares of class A common stock we issued in connection with the acquisition of ECS as described above. Pursuant to the registration rights undertaking, we agreed to file with the SEC a registration statement covering the resale of all of these shares of class A common stock. Accordingly, we filed a registration statement on Form S-3, of which this prospectus forms a part, with respect to the resale of these shares from time to time. In addition, we agreed to use our commercially reasonable efforts to cause the registration statement to be declared effective under the Securities Act by December 17, 2004, and to use our commercially reasonable efforts to keep the registration statement effective until June 22, 2005, unless the shares of our class A common stock issued in connection with our acquisition of ECS and covered by this prospectus have been sold and the distribution of the shares has been completed.

                              SELLING STOCKHOLDERS

      The table below sets forth information regarding the beneficial ownership of the shares of class A common stock by the selling stockholders. As used herein, "selling stockholders" includes donees and pledgees selling shares of class A common stock received from the persons or entities listed below after the date of this prospectus.


                                                     Number of          Number of
                                                     Shares of          Shares of         Class A Common Stock
                                                     Class A             Class A          Beneficially Owned
                                                   Common Stock          Common           After Offering (1)
                                                Beneficially Owned        Stock           -------------------
          Selling Stockholders                    Before Offering        Offered          Number     Percent*
          --------------------                    ---------------       ---------         ------     --------

Laura and Thomas Beien                                   737                 737             0           *
John Bell                                            295,575             295,575             0           *
William Bishop                                         3,685               3,685             0           *
Randal E. Brauchler                                   16,654              16,654             0           *
Ron L. Braund                                         11,496              11,496             0           *
Fletcher Bright                                       10,317              10,317             0           *
The Bristol Company (2)                              447,818             447,818             0           *
Mark Brunn                                             1,916               1,916             0           *
Betty C. Burton                                        2,911               2,911             0           *
Sondril Cook                                           2,948               2,948             0           *
Danny Cox                                              4,004               4,004             0           *
Marietta Gandy                                        19,712              19,712             0           *
The Gandy Family LLLP                                 11,053              11,053             0           *
Ernest Grant                                             885                 885             0           *
John L. Herbert, Jr.                                   7,369               7,369             0           *
Johnny League                                          3,193               3,193             0           *
Michael Loia                                          22,106              22,106             0           *
Brandy Partridge McCorsley                                74                  74             0           *
W. Alexander McDaniel                                    369                 369             0           *
John H. McDonald                                     642,057             642,057             0           *
Dorothy Megel                                         36,844              36,844             0           *
Paul Miller                                              148                 148             0           *
Russ Neal                                             22,106              22,106             0           *
Timothy J. O'Neill                                   254,110             254,110             0           *
Laura Pearson                                            737                 737             0           *
Reliance Trust Company c/u/a FBO: Thomas
  J. Haas, III, IRA                                   14,738              14,738             0           *
Brian K. Sass                                            737                 737             0           *
John S. Simon (3)                                      4,422               4,422             0           *
Jacinda Taylor                                            74                  74             0           *
Al Tetrault                                            1,474               1,474             0           *
Alan Windsor                                           3,685               3,685             0           *
Nicholas R. Wreden, III                               28,178              28,178             0           *
Robert Yancy                                           6,632               6,632             0           *

---------------------

*     Constitutes less than 1%.

(1) Assumes that all shares of class A common stock covered by the prospectus are sold in the offering.

(2) Mr. Donald R. Harkleroad, the President and owner of The Bristol Company, was appointed a Director of ICC on June 22, 2004, to serve until the next annual meeting of stockholders.

(3) Mr. Simon was appointed a Director of ICC on October 14, 2004, to serve until the next annual meeting of stockholders.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of class A common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

      o block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     put or call options transactions;

      o     settlement of short sales;

      o broker/dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker/dealers engaged by the selling stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the donee, pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      The selling stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of class A common stock covered by this prospectus.

      At the time a particular offering of securities is made, to the extent required, a prospectus supplement will be distributed which will set forth the number of securities being offered and the terms of the offering, including the purchase price or the public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriters for securities purchased from the selling stockholders, any discounts, commissions and other items constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

      Pursuant to applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the securities offered hereby may not simultaneously engage in market activities for the shares of common stock for a period of five business days prior to the commencement of such distribution. In addition, each selling stockholder and any other person who participates in a distribution of the securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. These provisions may limit the timing of purchases and may affect the marketability of the securities and the ability of any person to engage in market activities for the shares of class A common stock.

      We are required to pay all fees and expenses incident to the registration of the shares of class A common stock covered by this prospectus. We and the selling stockholders have agreed to indemnify each other or against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                            DESCRIPTION OF SECURITIES

      The following summary description of the material terms of our capital stock and warrants is not intended to be complete. The terms of our capital stock are also governed by the provisions of our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and the Delaware General Corporation Law. You should read our certificate of incorporation and bylaws very carefully. Some of the relevant provisions of our certificate of incorporation and bylaws and the Delaware General Corporation Law are discussed under the heading "Delaware Law and Certificate of Incorporation and Bylaw Provisions" beginning on page 17 of this prospectus.

      We have the authority to issue up to 40,000,000 shares of class A common stock, 2,000,000 shares of class B common stock and 5,000,000 shares of preferred stock.

Common Stock

Class A common stock

      As of October 31, 2004, there were 19,057,230 shares of class A common stock outstanding, held of record by approximately 231 stockholders. The class A common stock is currently trading on the Nasdaq SmallCap Market under the symbol "ICCA."

      Holders of class A common stock are entitled to one vote per share on all matters to be voted on by our common stockholders. Subject to the preferences of the preferred stock, the holders of class A common stock are entitled to a proportional distribution of any dividends that may be declared by the board of directors, provided that if any distributions are made to the holders of class A common stock, identical per-share distributions must be made to the holders of the class B common stock, even if the distributions are in class A common stock. In the event of a liquidation, dissolution or winding up of ICC, the holders of class A common stock are entitled to share equally with holders of the class B common stock in all assets remaining after liabilities and amounts due to holders of preferred stock have been paid in full or set aside. Class A common stock has no preemptive, redemption or conversion rights. The rights of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of series C preferred stock and series D preferred stock or any other series of preferred stock that ICC may designate and issue in the future.

Class B common stock

      There are no shares of class B common stock outstanding, and we do not intend to issue any shares of Class B common stock. The class B common stock is identical to the class A common stock, except that each share of class B common stock is entitled to six votes.

Preferred Stock

      Our certificate of incorporation authorizes our board of directors, without any approval of our stockholders, to issue up to 5,000,000 shares of preferred stock from time to time and in one or more series and to fix the number of shares of any series and the designation, conversion, dividend, liquidation preference and other rights of the series. The board of directors has designated 10,000 shares of preferred stock as series A preferred stock, 175 shares of preferred stock as series S preferred stock, 10,000 shares of preferred stock as series C preferred stock and 250 shares of preferred stock as series D preferred stock. No shares of series A preferred stock or series S preferred stock are outstanding and the Board of Directors does not intend to authorize the issuance of any of these shares.

      Future issuances of preferred stock may have the effect of delaying or preventing a change in control of ICC. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Series C Preferred Stock

      As of October 31, 2004, ICC had 10,000 shares of series C preferred stock outstanding, held by one stockholder.

      Series C preferred stock is convertible, at the option of the holder, into class A common stock. Each share of series C preferred stock is convertible into a number of shares of class A common stock determined by dividing $1,000 by the conversion price at the date of conversion. The conversion price for the series C preferred stock is $22.34 per share, which is subject to adjustment in the case of a reclassification, subdivision or combination of ICC's common stock and upon a consolidation, merger or sale of substantially all of the assets of ICC.

      Series C preferred stock is redeemable, in whole or in part, by ICC, commencing on January 5, 2005. The redemption price for each share of series C preferred stock is $1,000 plus unpaid dividends. Notice of redemption must be given not less than fifteen days nor more than 45 days before the redemption date.

      Upon a liquidation, dissolution or winding up of ICC, the holder of series C preferred stock is entitled to receive an amount equal to $1,000 per share of series C preferred stock plus unpaid dividends before any distribution is made to holders of common stock or any other class or series of stock (including the series D preferred stock).

      The holder of the outstanding shares of series C preferred stock is entitled to a 4% annual dividend payable in cash or in shares of class A common stock (valued at the then market price of the class A common stock), at the option of ICC. These dividends are payable on each January 1 and commenced on January 1, 2001. ICC elected to issue 111,142 shares of class A common stock in payment of the dividend due on January 1, 2001, 98,839 shares of class A common stock in payment of the dividend due on January 1, 2002, 302,343 shares of class A common stock in payment of the dividend due on January 1, 2003 and 361,702 shares of class A common stock in payment of the dividend due on January 1, 2004. On October 14, 2004, the Board of Directors declared a dividend of $400,000 on the series C preferred stock payable on January 1, 2005 in shares of class A common stock.

      Each share of series C preferred stock is entitled to a number of votes equal to the number of whole shares of common stock into which each share of series C preferred is convertible as of the record date for the determination of stockholders entitled to vote on any matter submitted to stockholders. As of the date of this prospectus, each share of series C preferred stock is entitled to approximately 44.76 votes.

Series D Preferred Stock

      As of October 31, 2004, ICC had 250 shares of series D preferred stock outstanding, held by one stockholder.

      Series D preferred stock is convertible, at the option of the holder, into class A common stock. Each share of series D preferred stock is convertible into a number of shares of class A common stock determined by dividing $1,000 by the conversion price at the date of conversion. The conversion price for the series D preferred stock is $1.30 per share, which is subject to adjustment in the case of a reclassification, subdivision or combination of ICC's common stock and upon a consolidation, merger or sale of substantially all of the assets of ICC.

      Subject to the existence of certain conditions, the series D preferred stock is redeemable, in whole or in part, by ICC, commencing on the day that is the second anniversary after the first date on which the series D preferred stock is issued. The redemption price for each share of series D preferred stock is $1,000 plus all accrued by unpaid dividends. Notice of redemption must be given not less than fifteen days nor more than 45 days before the redemption date.

      Upon a voluntary or involuntary liquidation, dissolution, reorganization or winding-up of ICC, the holder of series D preferred stock are entitled to receive an amount equal to $1,000 per share of series D preferred stock plus accrued and unpaid dividends before any distribution is made to holders of class A common stock and any issued class of securities ranking junior in liquidation preference to the series D preferred stock but after provision for the holders of series C preferred stock.

      The holder of the outstanding shares of series D preferred stock is entitled to a dividend when and if declared by the Board of Directors.

      Each share of series D preferred stock is entitled to a number of votes equal to the number of whole shares of class A common stock into which each share of series D preferred is convertible as of the record date for the determination of stockholders entitled to vote on any matter submitted to stockholders. As of the date of this prospectus, each share of series D preferred stock is entitled to approximately 769 votes.

Warrants

      In connection with our strategic global alliance with Cable & Wireless plc, we issued to Cable & Wireless warrants to purchase 400,000 shares of our class A common stock. Each of these warrants entitles the holder upon exercise to purchase one share of class A common stock for $22.21 per share and expires in January 2005. The number and exercise price of these warrants are subject to appropriate adjustment in the event of any stock dividend, subdivision or combination of the outstanding class A common stock. As of the date of this prospectus, all of these warrants were outstanding.

      On October 29, 2001, we sold in a private placement 1,159,716 shares of class A common stock and warrants to purchase 347,915 additional shares of class A common stock for gross proceeds of $3,189,219. The warrants expire in October 2006 and are exercisable at $3.58 per share. The warrants are redeemable at our option for $.10 per warrant commencing in April 2003 if the closing bid price of our class A common stock is at least 200% of the exercise price of the warrants for 30 consecutive trading days. In connection with the private placement, we incurred fees of $152,111, of which $35,000 was paid in cash and $117,511 was paid by issuing warrants to purchase 50,000 shares of class A common stock. These warrants have substantially the same terms as the warrants issued in the October 2001 private placement.

      We commenced a warrant exchange offer on April 23, 2002 that ended on May 31, 2002. The offer was made to investors who participated in the private placement on October 29, 2001 and to holders of warrants issued as fees in connection with the private placement. The offer reduced the exercise price of the warrants issued in the private placement to $2.50 per share for those investors that agreed to exercise those warrants. In addition, for each share of class A common stock purchased pursuant to the warrant exercise, a new five-year warrant to purchase an equivalent number of shares of class A common stock was issued. These warrants have an exercise price of $3.50 per share and otherwise contain the same terms as the warrants issued in the private placement. We received $659,288 in proceeds and issued a total of 263,715 shares of class A common stock and warrants to purchase the same number of shares of class A common stock.

      On July 11, 2002, we entered into a settlement agreement with ING Merger, LLC and ING Capital, LLC, a wholly-owned subsidiary of ING Merger, pursuant to which, we issued to ING Capital warrants to purchase 60,000 shares of class A common stock at an exercise price of $3.58 per share in settlement of outstanding fees owed to ING Barings LLC. The warrants are exercisable for a five-year period. We may redeem the warrants, at our option, if the closing bid price of the class A common stock exceeds 200% of the exercise price for a period of 30 consecutive trading days and if the shares of stock deliverable upon exercise may be sold in whole. The redemption price is ten cents per warrant.

      On April 30, 2003 and May 1, 2003, we sold in a private placement 1,682,683 shares of our class A common stock, warrants to purchase an aggregate of 1,499,985 shares of our class A common stock at an exercise price per share of $1.47 and 250 shares of our Series D Preferred Stock, resulting in gross proceeds of approximately $2,085,500. In addition, we issued 48,076 shares of class A common stock and warrants to purchase 38,460 shares of our class A common stock at an exercise price per share of $1.47 in settlement of certain outstanding payables valued at $50,000, the invoice amount of the services provided. The Series D Preferred Stock is initially convertible into 192,307 shares of class A common stock. The warrants are exercisable until the fifth anniversary of the date of issuance. In addition, the warrants are redeemable at our option for $.10 per warrant commencing on the date the warrants were issued if the closing bid price of our class A common stock exceeds 200% of the exercise price of the warrants for 30 consecutive trading days. In addition, in connection with the private placement that closed on April 30, 2003 and May 1, 2003, we incurred fees of $325,750, of which $237,938 was payable in cash and $87,802 was paid by issuing warrants to purchase 110,680 shares of class A common stock. These warrants have substantially the same terms as the warrants issued in the private placement referred to in this paragraph.

      On May 30, 2003, we executed an accounts receivable financing agreement with Silicon Valley Bank with a term of 1 year, which was extended to August 31, 2004 and then to December 29, 2004. In connection with the financing agreement, we issued to Silicon Valley Bank warrants to purchase 40,000 shares of our class A common stock. The warrants are immediately exercisable at an exercise price of $1.39 per share, equal to the fair market value of our class A common stock on the date of closing of the financing agreement. The warrants are exercisable for a seven-year period.

      On April 20, 2004, we completed a private placement of 2,831,707 shares of our class A common stock and warrants to purchase an aggregate of 849,507 shares of our class A common stock. The private placement resulted in net proceeds to us of approximately $4,500,000. The warrants are exercisable for 5 years, commencing on October 20, 2004, at $2.22 per share, subject to appropriate adjustment for stock splits, combinations and dividends. In addition, in connection with the private placement, we paid fees of $396,439 in cash and issued warrants to purchase up to 283,170 shares of our Class A common stock. These warrants have substantially the same terms as the warrants issued in the private placement referred to in this paragraph.

Delaware Law and Certificate of Incorporation and Bylaw Provisions

      The following is a summary description of some material provisions of the Delaware General Corporation Law and our certificate of incorporation and bylaws. For further information you should refer to our certificate of incorporation and bylaws.

      We must comply with the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder is generally a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation's voting stock.

      There are provisions in our certificate of incorporation, our bylaws and Delaware law that make it more difficult for a third party to obtain control of ICC, even if doing so would be beneficial to our stockholders. This could depress our stock price. However, these provisions enhance the likelihood of continuity and stability in the composition of the policies formulated by our board of directors. In addition, these provisions are intended to ensure that the board of directors will have sufficient time to act in what it believes to be in the best interests of ICC and its stockholders. These provisions also are designed to reduce our vulnerability to an unsolicited takeover proposal that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of ICC. The provisions are also intended to discourage some tactics that may be used in proxy fights.

      Classified Board of Directors. Our board of directors is divided into three classes of directors. The classes serve staggered three-year terms. One class of directors is elected each year to serve a three-year term. The classified board provision will help to assure the continuity and stability of the board of directors and our business strategies and policies as determined by the board of directors. The classified board provision could have the effect of discouraging a third party from making a tender offer for our shares or attempting to obtain control of ICC. In addition, the classified board provision could delay stockholders who do not agree with the policies of the board of directors from replacing a majority of the board of directors for two years.

      Exculpation and Indemnification. We have included in our certificate of incorporation and bylaws provisions to (1) eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law, and (2) indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is discretionary.

      We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

      The transfer agent and registrar for our class A common stock is American Stock Transfer and Trust Company.

                                  LEGAL MATTERS

      The legality of the shares of class A common stock being offered by this prospectus has been passed upon by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements and related financial statement schedules, incorporated in this prospectus by reference from Internet Commerce Corporation's Annual Report on Form 10-K dated October 29, 2004, which contain the consolidated financial statements for the year ended July 31, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to our adoption of the provisions of Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets," effective August 1, 2001), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of Electronic Commerce Systems, Inc., as of and for the year ended December 31, 2003, incorporated in this prospectus by reference from Internet Commerce Corporation's Current Report on Form 8-K/A dated August 17, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

      We have filed with the SEC a registration statement on form S-3 to register the shares of class A common stock to be offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information about us and our class A common stock, you should refer to that registration statement and to the exhibits and schedules filed as part of that registration statement, as well as the documents we have incorporated by reference which are discussed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents we have incorporated by reference, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site, given above.

      o Stock Market. Shares of our class A common stock are traded on the Nasdaq SmallCap Market.

      o Information Incorporated by Reference. The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until this offering has been completed:

            (a)   Our Annual Report on Form 10-K for the year ended July 31,
                  2004;

            (b)   Our Current Report on Form 8-K dated November 2, 2004;

            (c)   Our Current Report on Form 8-K/A dated August 17, 2004; and

            (d) The description of our class A common stock contained in our Rule 424 prospectus filed with the SEC on July 18, 1995, including any amendments or reports filed for the purpose of updating the description. See also "Description of Securities" beginning on page 14 of this prospectus.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

            Internet Commerce Corporation
            805 Third Avenue
            New York, New York  10022
            (212) 271-7640
            Attn:  Victor Bjorge

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this Registration Statement. All of the expenses will be borne by ICC except as otherwise indicated.

      SEC Registration Fee (actual)...................................$   268.11
      Printing and engraving fees and expenses........................$ 2,000.00
      Legal fees and expenses.........................................$20,000.00
      Accounting fees and expenses....................................$10,000.00
      Miscellaneous...................................................$ 2,731.89
      Total...........................................................$35,000.00

Item 15.    Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits, proceedings whether civil, criminal, administrative, or investigative, other than action by or in the right of the corporation, known as a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses, including attorneys' fees, incurred in connection with the defense or settlement of the action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Section 145 thus makes provision for indemnification in terms sufficiently broad to cover officers and directors, under certain circumstances, for liabilities arising under the Securities Act.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

      Article VII of our bylaws and Article Seventh of our Amended and Restated Certificate of Incorporation, as further amended, both provide that we shall indemnify, to the fullest extent permitted by Section 145 of the DGCL, each person that Section 145 grants us power to indemnify. Article VIII of our bylaws and Article Seventh of our Amended and Restated Certificate of Incorporation, as further amended, both provide that no director shall be liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) a transaction from which the director derived an improper personal benefit, and that it is the intention of the foregoing provisions to eliminate the liability of our directors to ICC and our stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by ICC of expenses incurred or paid by a director, officer or controlling person of ICC in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by ICC is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16.    Exhibits.

      The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated in this registration statement by reference to a prior filing of ICC under the Securities Act or the Securities Exchange Act of 1934, as amended, as indicated in parenthesis:

 Exhibit No.  Description
 -----------  -----------

     2.1 Agreement and Plan of Merger among ICC, ICC Acquisition Corporation, Inc., a wholly-owned subsidiary of ICC, Research Triangle Commerce, Inc., or RTCI, and the selling shareholders of RTCI (5)

     2.2 Agreement and Plan of Merger among ICC, IDC, and the selling shareholders of IDC (3)

     2.3 Form of Agreement and Plan of Merger dated May 25, 2004 by and among ICC, ICC Acquisition Corporation, Inc., Electronic Commerce Systems, Inc. and certain shareholders thereof. (9)

     4.1      Specimen Certificate for Class A Common Stock (2)

     4.2      Form of Class A Bridge Warrant issued in the 1998 bridge financing
              (1)

     4.3 Warrant Agreement dated January 12, 2000, by and among ICC and Cable and Wireless USA, Inc. (4)

     4.4 Form of Registration Rights Agreement dated as of October 29, 2001 by and among ICC and the purchasers identified therein (7)

     4.5 Registration Rights Agreement dated as of October 29, 2001 by and between ICC and Amaranth Trading LLC (6)

     4.6 Form of Class A Common Stock Warrant issued in the October 29, 2001 private placement (6)

     4.7 Form of Warrant Agreement issued in the April 30, 2003 and May 1, 2003 private placement (7)

     4.8 Form of Securities Purchase Agreement dated as of April 15, 2004 by and among ICC and the purchasers named therein (8)

     4.9      Form of Warrant Agreement dated as of April 20, 2004 (8)

    4.10 Form of Registration Rights Agreement dated as of April 20, 2004 by and among ICC and the purchasers named therein (8)

    4.11 Form of Registration Rights Undertaking dated as of June 22, 2004, by ICC, in favor of the shareholders of Electronic Commerce Systems, Inc. (10)

     5.1      Legal Opinion of Kramer Levin Naftalis & Frankel LLP*

    23.1      Consent of Deloitte & Touche LLP dated August 19, 2004*

    23.2      Consent of Deloitte & Touche LLP dated November 9, 2004**

    23.3      Consent of Deloitte & Touche LLP dated November 9, 2004**

-----------------------

*        Previously filed.
**       Filed herewith.

(1) Incorporated by reference to ICC's registration statement on Form S-3 (File no. 333-80043), as filed with the Securities and Exchange Commission on June 4, 1999.

(2) Incorporated by reference to ICC's registration statement on form SB-2 (File no. 33-83940).

(3) Incorporated by reference to ICC's Quarterly Report on Form 10-QSB for the quarter ended October 31, 1997, as filed with the Securities and Exchange Commission on December 12, 1997.

(4) Incorporated by reference to Amendment No. 1 to ICC's registration statement on Form S-3 (File no. 333-93301), as filed with the Securities and Exchange Commission on February 8, 2000.

(5) Incorporated by reference to ICC's Current Report on Form 8-K dated June 14, 2000, as filed with the Securities and Exchange Commission on June 15, 2000.

(6) Incorporated by reference to ICC's registration statement on Form S-3 (file No. 333-99059), as filed with the Securities and Exchange Commission on August 30, 2002.

(7) Incorporated by reference to ICC's Current Report on Form 8-K dated April 30, 2003, as filed with the Securities and Exchange Commission on May 2, 2003.

(8) Incorporated by reference to ICC's Current Report on Form-K dated April 20, 2004, as filed with the Securities and Exchange Commission on April 20, 2004.

(9) Incorporated by reference to ICC's Current Report on Form-K dated May 25, 2004, as filed with the Securities and Exchange Commission on May 26, 2004.

(10) Incorporated by reference to ICC's Current Report on Form-K dated June 22, 2004, as filed with the Securities and Exchange Commission on June 22, 2004.

Item 17.    Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed by the registrant with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 9, 2004.

                                    Internet Commerce Corporation

                                    By: /s/ Thomas J. Stallings
                                       ---------------------------------
                                       Thomas J. Stallings
                                       Chief Executive Office

      KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Thomas Stallings and Arthur R. Medici, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement (including all pre-effective and post-effective amendments thereto and all registration statements filed pursuant to Rule 462(b) which incorporate this registration statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons on November 9, 2004 the capacities indicated below.

Signature                 Title
---------                 -----

/s/ Thomas J. Stallings   Chief Executive Officer (Principal  Executive Officer)
------------------------  and Director
Thomas J. Stallings

/s/ Glen Shipley          Chief Financial Officer (Principal Financial Officer)
------------------------
Glen Shipley

/s/ Richard J. Berman
------------------------  Director
Richard J. Berman

/s/ Spencer I. Browne
------------------------  Director
Spencer I. Browne

/s/*                      Director
-----------------------
G. Michael Cassidy

/s/*
-----------------------   Director
Kim D. Cooke

/s/*
-----------------------   Director
Donald R. Harkleroad

/s/ Charles C. Johnston
-----------------------   Director
Charles C. Johnston

/s/*
-----------------------   Director
Arthur R. Medici

/s/ John S. Simon
-----------------------   Director
John S. Simon


* By Thomas J. Stallings, as attorney-in-fact

                                  EXHIBIT INDEX

 Exhibit No.  Description
 -----------  -----------

     2.1 Agreement and Plan of Merger among ICC, ICC Acquisition Corporation, Inc., a wholly-owned subsidiary of ICC, Research Triangle Commerce, Inc., or RTCI, and the selling shareholders of RTCI (5)

     2.2 Agreement and Plan of Merger among ICC, IDC, and the selling shareholders of IDC (3)

     2.3 Form of Agreement and Plan of Merger dated May 25, 2004 by and among ICC, ICC Acquisition Corporation, Inc., Electronic Commerce Systems, Inc. and certain shareholders thereof. (9)

     4.1      Specimen Certificate for Class A Common Stock (2)

     4.2      Form of Class A Bridge Warrant issued in the 1998 bridge financing
              (1)

     4.3 Warrant Agreement dated January 12, 2000, by and among ICC and Cable and Wireless USA, Inc. (4)

     4.4 Form of Registration Rights Agreement dated as of October 29, 2001 by and among ICC and the purchasers identified therein (7)

     4.5 Registration Rights Agreement dated as of October 29, 2001 by and between ICC and Amaranth Trading LLC (6)

     4.6 Form of Class A Common Stock Warrant issued in the October 29, 2001 private placement (6)

     4.7 Form of Warrant Agreement issued in the April 30, 2003 and May 1, 2003 private placement (7)

     4.8 Form of Securities Purchase Agreement dated as of April 15, 2004 by and among ICC and the purchasers named therein (8)

     4.9      Form of Warrant Agreement dated as of April 20, 2004 (8)

    4.10 Form of Registration Rights Agreement dated as of April 20, 2004 by and among ICC and the purchasers named therein (8)

    4.11 Form of Registration Rights Undertaking dated as of June 22, 2004, by ICC, in favor of the shareholders of Electronic Commerce Systems, Inc. (10)

     5.1      Legal Opinion of Kramer Levin Naftalis & Frankel LLP*

    23.1      Consent of Deloitte & Touche LLP dated August 19, 2004*

    23.2      Consent of Deloitte & Touche LLP dated November 9, 2004**

    23.3      Consent of Deloitte & Touche LLP dated November 9, 2004**

------------------------

*        Previously filed.

**       Filed herewith.


(1) Incorporated by reference to ICC's registration statement on Form S-3 (File no. 333-80043), as filed with the Securities and Exchange Commission on June 4, 1999.

(2) Incorporated by reference to ICC's registration statement on form SB-2 (File no. 33-83940).

(3) Incorporated by reference to ICC's Quarterly Report on Form 10-QSB for the quarter ended October 31, 1997, as filed with the Securities and Exchange Commission on December 12, 1997.

(4) Incorporated by reference to Amendment No. 1 to ICC's registration statement on Form S-3 (File no. 333-93301), as filed with the Securities and Exchange Commission on February 8, 2000.

(5) Incorporated by reference to ICC's Current Report on Form 8-K dated June 14, 2000, as filed with the Securities and Exchange Commission on June 15, 2000.

(6) Incorporated by reference to ICC's registration statement on Form S-3 (file No. 333-99059), as filed with the Securities and Exchange Commission on August 30, 2002.

(7) Incorporated by reference to ICC's Current Report on Form 8-K dated April 30, 2003, as filed with the Securities and Exchange Commission on May 2, 2003.

(8) Incorporated by reference to ICC's Current Report on Form-K dated April 20, 2004, as filed with the Securities and Exchange Commission on April 20, 2004.

(9) Incorporated by reference to ICC's Current Report on Form-K dated May 25, 2004, as filed with the Securities and Exchange Commission on May 26, 2004.

(10) Incorporated by reference to ICC's Current Report on Form-K dated June 22, 2004, as filed with the Securities and Exchange Commission on June 22, 2004.




                                      II-7